INTEGRATED FUND SERVICES
                      ANTI-MONEY LAUNDERING PROGRAM SERVICE
                               AGREEMENT ADDENDUM

This Agreement is entered into as of September 30, 2003 by and between INTEGRATED FUND SERVICES ("Integrated") and TOUCHSTONE INVESTMENT TRUST, TOUCHSTONE STRATEGIC TRUST, TOUCHSTONE TAX-FREE TRUST and TOUCHSTONE VARIABLE SERIES TRUST (the "Trusts").

     WHEREAS, Integrated and Touchstone Variable Series Trust have entered into an Administration, Accounting Services and Transfer Agency Agreement, and Integrated and Touchstone Investment Trust, Touchstone Strategic Trust and Touchstone Tax-Free Trust have each entered into a Transfer Agency Agreement, each dated as of December 31, 2002, as amended (the "Service Agreement"); and

     WHEREAS, Integrated and the Trusts wish to amend the Service Agreement;

     NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

I. To the services described in the Service Agreement shall be added the ANTI-MONEY LAUNDERING PROGRAM SERVICE (AML Service) in accordance with the Service Description document (Attachment A to this Addendum). To the fees described in the Service Agreement shall be added fees described in Attachment B (to this Addendum), which shall apply only to the AML Service. All other full or partial sections left unchanged in the Service Agreement shall remain the same throughout the term of the Service Agreement and this Addendum.

II. All terms utilized in this Addendum which are defined in the Service Agreement shall have the meaning set forth in the Service Agreement, unless the context otherwise requires.

III. Except as specifically amended in this Addendum, the Service Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

IV. To facilitate execution, this Addendum may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.

V. This Addendum shall be binding upon the parties and, to the extent permitted by the Service Agreement, their respective successors and assigns.

VI. This Addendum shall be governed by and construed in accordance with the laws of the State of Ohio.

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VII. The  AML  service  shall  begin  on the  date of this  Addendum  and  shall automatically renew on the anniversary of the Service Agreement for each successive term, unless canceled by either party as provided below. Either party may terminate the AML service in full by giving ninety (90) days prior written notice to the other party at any time regardless of when the Service Agreement or this Addendum expires. All fees and minimum charges shall apply only until the termination date of the current renewal term.

VIII.Integrated has provided the Trusts with a true and complete copy of Integrated's written transfer agency Anti-Money Laundering and Customer Identification policies and procedures as in effect on the date of this Addendum and Integrated undertakes to provide revised copies of such policies and procedures promptly after any material change is made thereto. Each Trust acknowledges and agrees that deviations from Integrated's written transfer agent operational and compliance procedures may involve a substantial risk of loss. In the event an authorized representative of a Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by Integrated, or any requirements of a Trust's AML Program, Integrated may in its sole discretion determine whether to permit such exception. In the event Integrated determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of Integrated) and delivered to Integrated (an "Exception"); provided that an Exception concerning the requirements of a Trust's AML Program shall be authorized by the Trust's AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Integrated receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Integrated acts in good faith, neither Integrated nor its shareholders, directors, officers, employees agents, control persons or affiliates shall be subject to any liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify Integrated and hold harmless Integrated, its shareholders, directors, officers, employees agents, control persons or affiliates from and against any loss, liability (whether with or without basis in fact or law), expenses (including reasonable attorneys fees) and damages resulting to Integrated therefrom.

IX. Each Trust also represents and warrants that (i) the Trust has adopted the written AML Program, including any related Policies and Procedures, that has been submitted to Integrated, and has appointed an officer of the Trusts as the Trust's AML Compliance Officer, (ii) the AML Program and the designation of the AML Compliance Officer have been approved by each Trust's Board of Trustees (the "Board), (iii) the delegation of certain services thereunder to Integrated, as provided below, has been approved by each Board, and (d) the Trusts will submit any material amendments to the AML Program to Integrated for Integrated's review and consent prior to adoption.

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X.   Each Trust acknowledges that it is responsible for updating its shareholder
     documents  including  but  not  limited  to  prospectuses,   statements  of
     additional information, new account applications and website disclosures for the purpose of providing shareholders with appropriate notices and disclosures that are to be provided to shareholders under the USA PATRIOT Act.

XI.  Each  Trust  acknowledges  its  responsibility  to file with  FinCEN  under
     Section 314(b) of the USA PATRIOT Act if it wishes to engage in information sharing with other financial institutions.

XII. Each Trust is responsible for conducting an independent audit of its AML Program on a periodic basis as required by law.

IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE INVESTMENT TRUST             INTEGRATED FUND SERVICES, INC.
TOUCHSTONE STRATEGIC TRUST
TOUCHSTONE TAX-FREE TRUST
TOUCHSTONE VARIABLE SERIES TRUST

By:       /s/ Michael S. Spangler       By:       /s/ Scott A. Englehart
          -------------------------               -------------------------

Print                                   Print
Name:     Michael S. Spangler           Name:     Scott A. Englehart
          -------------------------               -------------------------

Print                                   Print
Title:    Vice President                Title:    President
          -------------------------               -------------------------

Date:     September 30, 2003            Date:     September 30, 2003
          -------------------------               -------------------------

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                                  ATTACHMENT A

                      ANTI-MONEY LAUNDERING PROGRAM SERVICE
                          SERVICE DESCRIPTION DOCUMENT

Integrated as Transfer Agent for the Trusts agrees to perform the procedures as described below as required by the USA PATRIOT Act of 2001 (the "Act") and applicable sections of the Bank Secrecy Act and the Internal Revenue Service Code.

1) Integrated will perform the AML procedures described below in accordance with the Trusts' written AML Program. Integrated will:

     a) Develop and implement an anti-money laundering program reasonably designed to detect activities indicative of money laundering and achieve compliance with such regulatory requirements applicable to money laundering;

     b) Provide the Trusts' AML Compliance Officer with a copy of Integrated's AML Program;

     c) Monitor the mutual fund accounts of each Trust's shareholders for suspicious activity;

     d) Apply "Red Flag" monitoring of fund direct account activity to detect potential suspicious activity;

     e) Investigate potential suspicious activity using commercially reasonable means and provide the Trusts' AML Compliance Officer with investigation results for review and action. Integrated will file a Suspicious Activity Report on behalf of a Trust with FinCEN upon instruction of the Trusts' AML Compliance Officer.

     f) Implement training programs to educate Integrated's officers and employees regarding its anti-money laundering policies and procedures;

     g) Designate a compliance officer with sufficient authority to oversee Integrated's anti-money laundering policies and procedures and to interact with the Trusts' AML Compliance Officer; and

     h) Conduct an independent audit of Integrated's anti-money laundering policies and procedures on an periodic basis as required by law;

     i) Provide the Trusts' AML Compliance Officer with a report of the independent audit findings;

     j) Provide the Trusts' AML Compliance Officer with periodic reports regarding the administration of Integrated's AML Program;

     k) Search the Trusts' shareholder files that are maintained by Integrated as requested by the Federal Crimes Enforcement Center (FinCEN);

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     l)   Provide  appropriate  Federal  agencies with  information  and records relating to Integrated's anti-money laundering program including results of inspections related to its anti-money laundering program;

     m)   File IRS Form 8300 reports as required;

     n) Check shareholder names against lists of known or suspected terrorists or terrorist organizations such as those persons and organizations listed on Treasury's Office of Foreign Assets Control (OFAC) or other lists as designated by the government using commercially available or proprietary databases;

     o)   Retain records on behalf of the Trusts as required by the Act;

2) Integrated will perform the following procedures pursuant to the requirements of the Customer Identification Program in accordance with
     Section 326 of the Patriot Act and consistent with the Trusts' AML Program policies and procedures and Section VIII to this Addendum. Specifically:

     a) Each Trust authorizes Integrated to accept only those new accounts for which the elements required by law are presented;

     b) In the event the required elements (above) are not provided, Integrated shall make reasonable efforts to obtain the missing information within one business day of receipt of the new account application. Integrated will not open any account without the required elements;

     c) Each Trust authorizes Integrated to refuse to open any account whose owner's identity it is unable to verify to its satisfaction without consultation with the Trust and in accordance with the Trusts' AML Program policies and procedures and Section VIII of this Addendum, provided that Integrated furnishes the Trusts' AML Compliance Officer with notification that it has exercised said authority; notification to occur on a weekly basis as necessary;

     d) Each Trust authorizes Integrated to employ commercially available or proprietary databases to verify the identity of shareholders as described by Integrated's AML Program and as required by law;

     e) In the event that a discrepancy arises related to the verification of a shareholder's identity, Integrated will make commercially reasonable efforts to resolve the discrepancy to verify the identity of the shareholder to its satisfaction and without consultation with the Trust and in accordance with the Trusts' AML program policies and procedures and Section VIII of this Addendum;

     f) Each Trust authorizes Integrated to open accounts for non-US persons only if:

          i) The account is opened through a broker-dealer with whom the Trust or its Distributor has an established dealer agreement; and

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          ii)  The broker-dealer is a U.S.-registered firm;

          iii) The broker-dealer through which the account is established has provided the necessary certifications to the Trust or its Distributor regarding its anti-money laundering program; or

          iv) The Trust specifically directs Integrated in writing to accept the account and certifies to Integrated that it has verified the identity of the shareholder.

     g) Each Trust delegates to and authorizes Integrated to request and obtain AML program certifications as may be required from qualified financial institutions for the purposes of selling shares of the Trusts through the qualified financial institution and, in the absence of such certification, Integrated shall not accept orders from an uncertified financial institution except as specifically directed by a Trust in writing and in accordance with Section VIII of this agreement.

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                                  ATTACHMENT B

                              ANTI-MONEY LAUNDERING
                                PROGRAM SERVICES
                                  FEE SCHEDULE

The following fee schedule shall be effective upon execution of this Addendum. The Trusts will be assessed fees for all qualified new accounts as identified in the Trusts' AML Program policies and procedures.

TOUCHSTONE INVESTMENT TRUST
TOUCHSTONE STRATEGIC TRUST
TOUCHSTONE TAX-FREE TRUST

AML Program Administration Fee..................$1,000 per annum per Trust

Verification of customer identity...............$2.50 per new account opened*

Government list searches........................included


*File transmission fees may apply


TOUCHSTONE VARIABLE SERIES TRUST

No fees will be charged.

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